EXHIBIT 99.1

Contact: Joseph F. Abely,

Chief Executive Officer

(781) 251-4119

\FOR IMMEDIATE RELEASE\

John Swanson Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS REVENUE GROWTH OF 34% AND INCREASE IN NET INCOME OF 67% FOR FIRST QUARTER OVER LAST YEAR

Westwood, MA. May 4 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2005 increased by 34% to $42,952,000, compared to $32,146,000 for the same period a year ago. Net income increased by 67% to $2,635,000, or $0.14 per diluted share, compared to net income of $1,578,000, or $0.10 per diluted share, for the first quarter a year ago.

Gross margin increased by 35% to $22,095,000, compared to $16,415,000 in the same period a year ago, while gross margin as a percentage of revenue remained unchanged for the first quarter at 51%, compared to the same period a year ago. Operating income for the first quarter increased by 70% to $4,339,000, compared to $2,557,000 for the same period a year ago.

In announcing the results, Joseph F. Abely, Chief Executive Officer, said, “We are very pleased with our revenue growth of 34% and net income growth of 67% in the first quarter. These results reflect over two years of continued top and bottom line momentum, and represent a record quarter for LoJack unit volumes and revenues. We continue to execute on our plan to increase focus on our core domestic auto dealer and commercial businesses, to expand our domestic alternative installation program further shifting expenses from fixed to variable, to work with our licensees to grow significant international markets, and to expand Boomerang sales into Ontario. In February 2005 we introduced our new motorcycle product and while it is still early, both sales and consumer interest are strong for this new product.

“Our first quarter domestic unit volumes grew by 15% compared to the same period a year ago while new car sales remained essentially flat for the same period. Domestic revenues in the first quarter increased by 13% to $29,761,000, compared to $26,298,000 for the same period a year ago. This growth reflects an increase in penetration at targeted high volume dealers and the continued shift to third party installation. Domestic gross margin as a percentage of revenue was 56%, compared to 53% in the first quarter of 2004.

“International revenue grew by 50% to $8,751,000, compared to $5,848,000 for the same period a year ago, attributable to a 33% increase in volume, led by strong product sales in Latin America and South Africa, and increased royalties from certain licensees. International gross margin dollars increased 28% compared to the same period a year ago, while gross margin as a percentage of revenue was 38% for the first quarter of 2005 as compared to 44% for the same period a year ago. The decline in gross margin as a percentage of revenue reflects a higher portion of LoJack unit sales at lower prices to licensees in countries that generate substantial volume, a higher portion of unit sales to licensees that utilize devices with a higher manufactured cost, and the impact of foreign exchange on inventory manufactured in Brazil. We expect these margins to increase during the year.

“Our newly acquired Boomerang Tracking subsidiary had revenues of $4,440,000 for the first quarter, down 11% compared to the standalone revenues in the same period a year ago. Gross margin as a percentage of revenue was 50% for the first quarter, compared to 60% in the same period a year ago. Boomerang’s first quarter performance was anticipated based on our acquisition due diligence. We have undertaken initiatives to increase revenues and margin during the remainder of 2005. We continue to expect Boomerang to be accretive to earnings in 2005.

“Exclusive of Boomerang, the growth in revenue and net income from our existing domestic and international business was 20% and 70%, respectively.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $2 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EST, Wednesday, May 4, 2005, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”) . An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation

Condensed Income Statement Data (Unaudited)

(Dollars in thousands except share and per share amounts)

	Three Months Ended March 31,

	2005	2004

Revenues	$42,952	$32,146
Gross margin	22,095	16,415
Product development	1,441	1,461
Sales & marketing	8,927	7,608
General and administrative	6,039	4,153
Depreciation and amortization	1,349	636
Operating income	4,339	2,557
Other income (expense)	(127)	29
Pre-tax income	4,212	2,586
Net income	2,635	1,578

Diluted earnings per share	$0.14	$0.10
Weighted average diluted common shares outstanding	18,600,412	15,495,300

LoJack Corporation

Condensed Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2005	December 31, 2004
Assets

Current assets:
Cash and short term investments	$ 7,222	$ 21,437
Accounts receivable, net	32,109	29,687
Inventories	11,086	12,613
Deferred taxes and other assets	7,207	6,996

Total current assets	77,624	70,733

Property and equipment, net	16,014	15,600
Intangible assets – net	8,210	8,446
Goodwill	44,173	44,584
Deferred taxes and other assets	10,583	10,159

Total assets	$156,604	$149,522

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
capital leases obligations, and
short-term borrowings	$6,025	$4,241
Accounts payable	8,712	8,040
Accrued and other liabilities	7,841	6,431
Deferred revenue	15,979	15,856
Deferred taxes	137	110
Accrued compensation	2,694	5,495

Total current liabilities	41,388	40,173

Deferred revenue	22,359	21,343

Deferred income taxes	2,836	3,115

Long-term debt, capital
lease obligations, and
accrued expenses	19,552	20,941

Total liabilities	86,135	85,572

Stockholders’ equity	70,469	63,950

Total liabilities and Stockholders’ equity	$156,604	$149,522

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.